Exhibit 23.4

Consent of Independent Auditor

The Board of Directors
Apple REIT Nine, Inc.
Richmond, Virginia

          We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)

the use of our report dated September 12, 2008 with respect to the balance sheets of the Charlotte Lakeside Hotel, L.P. as of December 31, 2007 and 2006, and the related statements of operations and partner’s deficit and statements of cash flows for the years then ended, incorporated by reference herein

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Schneider & Company Certified Public Accountants, PC

Parsippany, New Jersey
July 19, 2010